FOR IMMEDIATE RELEASE

Tengasco Announces 17 Month Oil Pricing Floor Agreement

June 30, 2011-- Knoxville, Tenn. Tengasco, Inc. (NYSE Amex; TGC) announced today that on June 27, 2011 the Company entered into an agreement with Cargill, Incorporated for the period from August 1, 2011 through December 31, 2012.  The agreement provides to the Company a $65 per barrel floor on a stated quantity of 10,000 barrels per month, which is approximately half of the Company’s current production of oil.  If the average price falls below $65 per barrel, then Cargill will pay to the Company the difference between $65 and the lower average price for 10,000 barrels per month in each month during when such lower average prices occur.  The cost to the Company was $2.20 per barrel per month or a total of $374,000 for the entire period of the agreement.  This agreement will commence following the expiration on July 31, 2011 of the Company’s existing collar hedge agreement with Macquarie as counterparty.

Jeffrey R. Bailey, CEO said “We are pleased to have entered into this floor price agreement with Cargill covering about half of our current production level of oil.  Unlike our current collar hedge that expires at the end of July 2011, this new floor price agreement establishes only a floor price to be received by the Company if average market price per barrel of oil falls below the floor price of $65.   If prices rise, the Company will not have any cap on any portion of its production volumes.  Like an insurance policy, there is a premium cost for this downside protection, but unlike the costs of a collar hedge, the cost of the downside protection is known and is paid in advance.  As the Company has already paid for this transaction, there will be no further cash payments by the Company for this floor hedge. Because we fund most of our operations from cash flow, it is essential to have some protection from the severe damage to cash flow and continuing operations that would occur in the event of a collapse in pricing as we experienced in late 2008 and through the first half of 2009 when oil prices fell from about $150 per barrel to $39 in less than six months.  Accordingly, we have now put a floor into place for about half of our current production, which will allow the Company to continue operations should low prices return.  By abandoning the concept of a collar hedge, and establishing only a floor, we realize the full benefit of increased future prices on all of our production no matter how high prices may go.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.  Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future.  Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2011 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability.  The Company’s actual results could differ materially from the forward-looking statements.

Contact:
Jeffrey R. Bailey CEO, 865-675-1554